Exhibit 99.1
Kimberly-Clark Announces Second Quarter 2023 Results
Net sales up 1 percent, organic sales grew 5 percent
Revenue Growth Management program and productivity drove continued margin recovery
Company raises 2023 outlook

DALLAS, July 25, 2023 - Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2023 results. Comparisons are made versus the prior year period, unless otherwise noted.
“We delivered another quarter of strong organic sales growth and gross margin expansion." said Chairman and CEO Mike Hsu. “Our growth strategy is working, and given the strength of our first-half results, we’re raising our full-year outlook."
Hsu added, "Continued improvement in gross margin positions us well to invest in superior brand value propositions, including innovation and digital leadership, which will help grow our market shares over time and deliver balanced and sustainable growth for long-term shareholder value."
Quarter Highlights
•Delivered net sales of $5.1 billion, up 1 percent, with organic sales growth of 5 percent.
•Gross margin was 33.7 percent, up 350 basis points; adjusted gross margin was 34.0 percent, up 380 basis points versus the prior year, driven by favorable net revenue realization and productivity, offsetting inflation.
•Diluted earnings per share were $0.30, primarily driven by $1.36 per share in non-cash charges for the impairment of intangible assets; on an adjusted basis, earnings per share were $1.65.
•Raised 2023 outlook for organic growth to 3% - 5%, and for adjusted earnings per share growth of 10% - 14%, with adjusted operating margin up 150 basis points at the midpoint versus last year.
Strategic Highlights
•Completed the sale of its Brazil tissue assets in June.
•Launched Huggies' new marketing campaign, Baby Butts, celebrating Huggies' unique design protection for babies on the move.
•Received top honors at the Cannes Lion festival for two brand campaigns in Latin America: The Story of Lea Campos by Intimus, which honors one of the first female football referees in Brazil and #NormalicemosLoNormal by Kotex, which fights menstrual stigma.
•Published Global 2022 Sustainability Report, which highlights the company's progress toward its 2030 ambitions, with the goal of improving the lives of 1 billion people in underserved and vulnerable communities while driving product innovation, human capital initiatives and reducing its environmental footprint.
•Recognized in Australia as one of the 2023 Most Sustainable Companies for the successful launch of The Nappy Loop, the first recycling program of its kind.
•Recognized by U.S. News and World Report for being one of the Best Places to Work in the U.S.
Second Quarter 2023 Results
Second-quarter sales of $5.1 billion increased 1 percent, with organic sales up 5 percent, driven by a 9 percent increase in price and favorable product mix from ongoing revenue growth management programs, offset by a 3 percent decrease in volume. Changes in foreign currency exchange rates decreased sales by approximately 4 percent.
In North America, organic sales increased 6 percent over last year, including increases of 1 percent in Personal Care, 7 percent in Consumer Tissue and 17 percent in K-C Professional.
Outside North America, organic sales were up 6 percent in developing and emerging (D&E) markets and 4 percent in developed markets (Australia, South Korea and Western/Central Europe).
Gross margin improved by 350 bps to 33.7 percent and adjusted gross margin improved by 380 basis points to 34.0 percent, with higher net revenue realization and cost savings offsetting higher input costs of $30 million.
Second-quarter operating profit was $113 million compared to $621 million last year, resulting in an operating margin of 2.2 percent. Higher gross margin and the net benefit related to the sale of the Brazil tissue and KC-Professional business were offset by non-cash impairment charges on intangible assets primarily related to the company's Indonesia business, and higher marketing, research and general expenses.
On an adjusted basis, operating profit increased by 17 percent, driven by higher gross profit including $80 million in FORCE (Focus on Reducing Costs Everywhere) savings, offset by planned marketing, research and general expenses. Inflation increased input costs by $30 million this quarter. Unfavorable currency effects impacted operating profit by $100 million during the quarter. Adjusted operating margin of 14.2 percent increased 190 basis points over last year.
Net interest expense was $67 million, in line with prior year.
Second-quarter effective tax rate was driven by a net benefit from income taxes of $32 million. On an adjusted basis, the effective rate in the second quarter was 20.5 percent, below 22.0 percent prior year, due to benefits of certain tax planning initiatives.
Net income of equity companies was $50 million compared to $29 million last year driven by Kimberly-Clark de Mexico.
Diluted EPS decreased 77 percent to $0.30 on a reported basis, largely driven by non-cash charges related to impairment of intangible assets. On an adjusted basis, EPS increased 23 percent to $1.65, driven primarily by the

17 percent increase in adjusted operating profit, in addition to gains in equity income and lower income taxes than the same period last year.
Year-To-Date Results
For the first six months of the year, sales of $10.3 billion increased 2 percent, with organic sales up 5 percent, driven by a 10 percent increase in price and favorable product mix from ongoing revenue growth management programs offset by a 4 percent decrease in volume. Changes in foreign currency exchange rates decreased sales by approximately 4 percent.
Gross margin improved by 350 basis points to 33.5 percent, and adjusted gross margin improved by 360 basis points to 33.6 percent with higher net revenue realization and cost savings offsetting higher input costs of $190 million.
Year-to-date operating profit was $900 million in 2023 and $1.3 billion in 2022. Results included non-cash impairment charges on intangible assets primarily related to the company's business in Indonesia, higher marketing, research and general expenses, offset by the net benefit from the Brazil divestiture in the second quarter 2023.
Year-to-date adjusted operating profit was $1.5 billion in 2023 and $1.3 billion in 2022. The increase in organic sales and FORCE savings was partially offset by higher input costs, marketing, research and general expenses, and unfavorable impact from foreign currency.
Through the last six months, diluted earnings per share were $1.97 in 2023 compared to $2.84 last year. Year-to-date adjusted earnings per share were $3.32 compared to $2.69 last year.

Business Segment Net Sales Results

Q2 change vs year ago (%)	Volume	Price	Mix/Other	Exited Business(a)	Currency	Total(b)	Organic(c)
Personal Care	(3)	6	1	—	(5)	(1)	4
North America	(3)	3	—	—	(1)	—	1
D&E Markets	(3)	10	2	—	(11)	(2)	9
Developed Markets	(6)	8	1	—	(6)	(2)	4

Consumer Tissue	(4)	8	—	(1)	(2)	1	4
North America	2	6	—	—	—	7	7
D&E Markets	(11)	9	—	(5)	(4)	(11)	(1)
Developed Markets	(9)	10	—	—	(3)	(2)	1

KC Professional	(3)	14	2	—	(2)	11	13
North America	3	14	1	—	(1)	16	17
D&E Markets	(7)	10	2	—	(7)	(1)	6
Developed Markets	(14)	18	4	—	(3)	6	9

Consolidated	(3)	8	1	—	(4)	1	5

YTD change vs year ago (%)	Volume	Price	Mix/Other	Acquisition/Exited Business(a)	Currency	Total(b)	Organic(c)
Personal Care	(4)	7	1	—	(5)	(1)	3
North America	(2)	3	—	1	(1)	1	1
D&E Markets	(7)	10	2	—	(9)	(3)	6
Developed Markets	(5)	8	1	—	(6)	(2)	4

Consumer Tissue	(4)	9	—	(1)	(2)	3	5
North America	(1)	7	—	—	—	6	6
D&E Markets	(10)	11	—	(3)	(4)	(5)	2
Developed Markets	(6)	14	—	—	(5)	2	7

KC Professional	(5)	15	1	—	(3)	10	12
North America	—	15	—	—	(1)	14	15
D&E Markets	(6)	10	2	—	(6)	—	6
Developed Markets	(15)	22	4	—	(5)	6	11

Consolidated	(4)	9	1	—	(4)	2	5
(a)     Impact of the acquisition of Thinx Inc. and sale of Brazil tissue and K-C Professional business.
(b)     Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding and excludes intergeographic sales.
(c)     Combined impact of changes in volume, net price and mix/other.

Personal Care Segment
Personal Care sales of $2.7 billion decreased 1 percent, while organic sales increased 4 percent, driven by price and mix, partially offset by lower volume. Successful revenue growth management and commercial execution contributed to favorable trends in net revenue realization.
Second-quarter operating profit of $472 million increased 1 percent, with organic growth and cost savings partially offset by input-cost inflation, higher marketing, research and general expenses, and an unfavorable impact from foreign currency.
Consumer Tissue Segment
Consumer Tissue sales of $1.5 billion increased 1 percent, including organic growth of 4 percent, with gains from price partially offset by volume. Organic growth of 7 percent in North America led the increase, with gains in both price and volume. Successful revenue growth management and improving service levels contributed to top-line growth.
Second-quarter operating profit of $200 million increased 12 percent, with organic growth and cost savings partially offset by input-cost inflation, higher other manufacturing costs and higher marketing, research and general expenses.
K-C Professional (KCP) Segment
KCP sales of $887 million increased 11 percent, including organic growth of 13 percent, driven by price and mix partially offset by volume. The segment increased across key categories and regions, led by North America which had gains in both revenue growth management and volumes.
Second-quarter operating profit of $187 million increased 120 percent, driven by continued focus on profitable growth and cost discipline.
Cash Flow and Balance Sheet
Year-to-date cash provided by operations was $1.4 billion compared to $944 million last year. Year-to-date capital spending was $389 million compared to $470 million last year. The company completed share repurchases of 485 thousand shares at a cost of $65 million during the first half of the year. Total debt was $8.1 billion as of June 30, 2023 compared to $8.4 billion at the end of 2022.

2023 Outlook
The company updated its full year expectations for 2023 as summarized below.

Metric	Previous	Current
Organic sales	2% - 4%	3% - 5%
FX impact(a) on net sales	(2)%	(2)%
Acquisition/Divestiture impact on net sales	-	~(1)%
Net sales	0% - 2%	0% - 2%
Input cost impact on operating profit ($ million)	$(100) - $(200)	~$(100)
Operating margin	up 130 bps	up 150 bps
FX impact(b) on operating profit ($ million)	$(300) - $(400)	$(300) - $(400)
Effective tax rate	23% - 25%	23% - 25%
Income from equity companies	up vs. prior year	up vs. prior year
Adjusted EPS vs. last year	6% - 10%	10% - 14%
Share repurchases ($ million)	$100 - $150	$100 - $150
(a)     Currency translation only
(b)     Currency transaction and translation impacts
This outlook reflects assumptions subject to change given the macro environment and does not include the impact of impairment charges, net benefit from sale of Brazil tissue and professional business and pension settlements.
Supplemental Materials and Live Webcast
Supplemental materials will be available at 7:00 a.m. Central Time in the Investor Relations section of www.kimberly-clark.com. The company will host a live earnings webcast with investors and analysts on July 25, 2023 at 7:30 a.m. Central Time.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies(R) by Ethisphere for the fifth year in a row. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.

Forward Looking Statements
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina and Turkey, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including the war in Ukraine (including the related responses of consumers, customers and suppliers as well as sanctions issued by the U.S., the European Union, Russia or other countries), pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees), epidemics, fluctuations in foreign currency exchange rates, prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliation tables:
•Sale of Brazil tissue and K-C Professional business. In the second quarter of 2023, we recognized a net benefit related to the sale of our Brazil tissue and K-C Professional business.

•Impairment of intangible assets. In the second quarter of 2023, we recognized non-cash charges related to the impairment of certain intangible assets related to Softex Indonesia and Thinx.
•Pension settlements. In the second quarter of 2022 and 2023, we recognized pension settlement charges related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
•Acquisition of controlling interest in Thinx. In the first quarter of 2022, the company completed the acquisition of a majority and controlling share of Thinx. As a result of this transaction, a net benefit was recognized primarily due to the nonrecurring, non-cash gain recognized related to the remeasurement of the carrying value of previously held equity investment to fair value partially offset by transaction and integration costs.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended June 30
	2023	2022	Change
Net Sales	$5,134	$5,063	+1%
Cost of products sold	3,403	3,534	-4%
Gross Profit	1,731	1,529	+13%
Marketing, research and general expenses	1,015	906	+12%
Impairment of intangible assets	658	—	N.M.
Other (income) and expense, net	(55)	2	N.M.
Operating Profit	113	621	-82%
Nonoperating expense	(42)	(27)	+56%
Interest income	9	1	+800%
Interest expense	(76)	(68)	+12%
Income Before Income Taxes and Equity Interests	4	527	-99%
(Provision for) benefit from income taxes	32	(115)	N.M.
Income Before Equity Interests	36	412	-91%
Share of net income of equity companies	50	29	+72%
Net Income	86	441	-80%
Net (income) loss attributable to noncontrolling interests	16	(4)	N.M.
Net Income Attributable to Kimberly-Clark Corporation	$102	$437	-77%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$0.30	$1.30	-77%
Diluted	$0.30	$1.29	-77%

Cash Dividends Declared	$1.18	$1.16	+2%

Common Shares Outstanding	June 30
	2023	2022
Outstanding shares as of	338.2	337.6
Average diluted shares for three months ended	338.9	338.3

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Six Months Ended June 30
	2023	2022	Change
Net Sales	$10,329	$10,158	+2%
Cost of products sold	6,872	7,109	-3%
Gross Profit	3,457	3,049	+13%
Marketing, research and general expenses	1,939	1,792	+8%
Impairment of intangible assets	658	—	N.M.
Other (income) and expense, net	(40)	(57)	-30%
Operating Profit	900	1,314	-32%
Nonoperating expense	(58)	(31)	+87%
Interest income	16	3	+433%
Interest expense	(149)	(133)	+12%
Income Before Income Taxes and Equity Interests	709	1,153	-39%
Provision for income taxes	(141)	(229)	-38%
Income Before Equity Interests	568	924	-39%
Share of net income of equity companies	93	52	+79%
Net Income	661	976	-32%
Net (income) loss attributable to noncontrolling interests	7	(16)	N.M.
Net Income Attributable to Kimberly-Clark Corporation	$668	$960	-30%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.98	$2.85	-31%
Diluted	$1.97	$2.84	-31%

Cash Dividends Declared	$2.36	$2.32	+2%

Common Shares Outstanding	June 30
	2023	2022
Average diluted shares for six months ended	338.7	338.3

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2023
	As Reported	Sale of Brazil Tissue and K-C Professional Business	Impairment of Intangible Assets	Pension Settlements	As Adjusted Non-GAAP
Cost of products sold	$3,403	$15	$—	$—	$3,388
Gross Profit	1,731	(15)	—	—	1,746
Marketing, research and general expenses	1,015	15	—	—	1,000
Impairment of intangible assets	658	—	658	—	—
Other (income) and expense, net	(55)	(74)	—	—	19
Operating Profit	113	44	(658)	—	727
Nonoperating expense	(42)	—	—	(27)	(15)
(Provision for) benefit from income taxes	32	(18)	175	7	(132)
Effective tax rate	N.M.	—	—	—	20.5%
Net (income) loss attributable to noncontrolling interests	16	—	20	—	(4)
Net Income Attributable to Kimberly-Clark Corporation	102	26	(463)	(20)	559
Diluted Earnings per Share(a)	0.30	0.08	(1.36)	(0.06)	1.65

	Three Months Ended June 30, 2022
	As Reported	Pension Settlements	As Adjusted Non-GAAP
Nonoperating expense	$(27)	$(24)	$(3)
Provision for income taxes	(115)	6	(121)
Effective tax rate	21.8%	—	22.0%
Net Income Attributable to Kimberly-Clark Corporation	437	(18)	455
Diluted Earnings per Share(a)	1.29	(0.05)	1.34
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.
N.M. - Not Meaningful

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2023
	As Reported	Sale of Brazil Tissue and K-C Professional Business	Impairment of Intangible Assets	Pension Settlements	As Adjusted Non-GAAP
Cost of products sold	$6,872	$15	$—	$—	$6,857
Gross Profit	3,457	(15)	—	—	3,472
Marketing, research and general expenses	1,939	15	—	—	1,924
Impairment of intangible assets	658	—	658	—	—
Other (income) and expense, net	(40)	(74)	—	—	34
Operating Profit	900	44	(658)	—	1,514
Nonoperating expense	(58)	—	—	(27)	(31)
Provision for income taxes	(141)	(18)	175	7	(305)
Effective tax rate	19.9%	—	—	—	22.6%
Net (income) loss attributable to noncontrolling interests	7	—	20	—	(13)
Net Income Attributable to Kimberly-Clark Corporation	668	26	(463)	(20)	1,125
Diluted Earnings per Share(a)	1.97	0.08	(1.36)	(0.06)	3.32

	Six Months Ended June 30, 2022
	As Reported	Acquisition of Controlling Interest in Thinx	Pension Settlements	As Adjusted Non-GAAP
Marketing, research and general expenses	$1,792	$21	$—	$1,771
Other (income) and expense, net	(57)	(85)	—	28
Operating Profit	1,314	64	—	1,250
Nonoperating expense	(31)	—	(24)	(7)
Provision for income taxes	(229)	4	6	(239)
Effective tax rate	19.9%	—	—	21.5%
Net Income Attributable to Kimberly-Clark Corporation	960	68	(18)	910
Diluted Earnings per Share(a)	2.84	0.20	(0.05)	2.69
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	June 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$580	$427
Accounts receivable, net	2,359	2,280
Inventories	2,128	2,269
Other current assets	677	753
Total Current Assets	5,744	5,729
Property, Plant and Equipment, Net	7,815	7,885
Investments in Equity Companies	299	238
Goodwill	2,086	2,074
Other Intangible Assets, Net	208	851
Other Assets	1,231	1,193
TOTAL ASSETS	$17,383	$17,970

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$188	$844
Trade accounts payable	3,713	3,813
Accrued expenses and other current liabilities	2,302	2,289
Dividends payable	395	388
Total Current Liabilities	6,598	7,334
Long-Term Debt	7,947	7,578
Noncurrent Employee Benefits	639	654
Deferred Income Taxes	490	647
Other Liabilities	848	799
Redeemable Common and Preferred Securities of Subsidiaries	210	258
Stockholders' Equity
Kimberly-Clark Corporation	500	547
Noncontrolling Interests	151	153
Total Stockholders' Equity	651	700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,383	$17,970

2023 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Six Months Ended June 30
	2023	2022
Operating Activities
Net income	$661	$976
Depreciation and amortization	377	380
Asset impairments	676	—
Gain on previously held equity investment in Thinx	—	(85)
Stock-based compensation	71	68
Deferred income taxes	(238)	(35)
Net (gains) losses on asset and business dispositions	(71)	13
Equity companies' earnings (in excess of) less than dividends paid	(60)	(21)
Operating working capital	(35)	(348)
Postretirement benefits	26	(1)
Other	(7)	(3)
Cash Provided by Operations	1,400	944
Investing Activities
Capital spending	(389)	(470)
Acquisition of business, net of cash acquired	—	(46)
Proceeds from asset and business dispositions	218	1
Investments in time deposits	(388)	(300)
Maturities of time deposits	470	545
Other	14	(7)
Cash Used for Investing	(75)	(277)
Financing Activities
Cash dividends paid	(790)	(775)
Change in short-term debt	(307)	553
Debt proceeds	357	—
Debt repayments	(350)	(300)
Proceeds from exercise of stock options	96	75
Acquisitions of common stock for the treasury	(63)	(49)
Cash paid for redemption of common securities of Thinx	(48)	—
Cash dividends paid to noncontrolling interests	(16)	(82)
Other	(31)	(42)
Cash Used for Financing	(1,152)	(620)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(20)	(6)
Change in Cash and Cash Equivalents	153	41
Cash and Cash Equivalents - Beginning of Period	427	270
Cash and Cash Equivalents - End of Period	$580	$311

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2023	2022	Change	2023	2022	Change
NET SALES
Personal Care	$2,685	$2,710	-1%	$5,389	$5,439	-1%
Consumer Tissue	1,549	1,537	+1%	3,183	3,105	+3%
K-C Professional	887	802	+11%	1,734	1,582	+10%
Corporate & Other	13	14	N.M.	23	32	N.M.
TOTAL NET SALES	$5,134	$5,063	+1%	$10,329	$10,158	+2%

OPERATING PROFIT
Personal Care	$472	$466	+1%	$959	$941	+2%
Consumer Tissue	200	178	+12%	440	349	+26%
K-C Professional	187	85	+120%	346	175	+98%
Corporate & Other(a)	(801)	(106)	N.M.	(885)	(208)	N.M.
Other (income) and expense, net(a)	(55)	2	N.M.	(40)	(57)	-30%
TOTAL OPERATING PROFIT	$113	$621	-82%	$900	$1,314	-32%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2023

ESTIMATED FULL YEAR 2023 DILUTED EARNINGS PER SHARE VS. PRIOR YEAR	Estimated Range

Adjusted diluted earnings per share vs. prior year	10%	-	14%
Impact from:
Sale of Brazil tissue and K-C Professional business	1%	-	1%
Impairment of intangible assets	(24)%	-	(24)%
Pension settlements	(2)%	-	(1)%
Diluted earnings per share vs. prior year	(15)%	-	(10)%

Investor Relations contact: Christina Cheng, KC.InvestorRelations@kcc.com
Media Relations contact: David Kellis, media.relations@kcc.com

[KMB-F]
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